Exhibit No. 10.30

Armstrong World Industries, Inc.
2500 Columbia Ave.
Lancaster, PA 17604

January 20, 2023

Personal & Confidential

Dear Monica,

On behalf of Armstrong World Industries, Inc. (“AWI”), I am pleased to confirm our offer of employment to you for the position of SVP Human Resources. This position is based in Lancaster, PA, reporting to me.

Your anticipated start date is March 1, 2023.

Compensation Terms

You will earn a semi-monthly gross base salary of $14,166.67 which, if annualized, would be $340,000, paid on the fifteenth and the last day of each month.

You are eligible to participate in our Annual Incentive Plan with a target incentive of 50% (AW12). This incentive is based on your actual base salary earnings, prorated for your actual service time in your first calendar year of employment. Your incentive payment will be based on performance measures approved by the Management Development and Compensation Committee and may be subject to adjustments based on your individual performance. You must be an active employee with AWI on the day of incentive distribution, which is typically paid out in March following the plan year.

You will be eligible for long-term incentive (LTI) plan participation in 2023 which is typically made in the form of stock-based grants, targeted to have a value of 100% of your annualized base salary.

Your total targeted cash on an annual basis will be $510,000 with upside opportunity. Your total direct compensation at target will be $850,000 on an annual basis.

Additionally, we are pleased to offer you a one-time special grant of time-based restricted stock units with an award value of $150,000. The restricted stock units will carry a vesting schedule of 33% after 1 year, 33% after 2 years and 34% after 3 years.

Benefits

AWI offers competitive benefit plans. Please refer to your New Hire Benefits information that is provided as part of your offer. You can direct any questions to Kelly Strunk, VP Total Rewards at 717-719-0133.

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AWI has established a nonqualified deferred compensation plan that allows highly compensated executives to defer base salary and bonus compensation above a specified pay limit ($281,250 for 2023) and receive the same match as that provided under the qualified 401(k) plan. The company match is fully vested after you have completed 3 years of service.
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You are eligible for the company-paid Executive Long-Term Disability Insurance Program. Your disability benefit is 60% of the sum of base salary and the average bonus paid over the past two years. For this calendar year, we will use your annualized base salary to determine your disability benefit. Coverage for eligible compensation in excess of $300,000 will be subject to proof of insurability.
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The company will reimburse you up to $4,500 for personal financial planning and income tax preparation services you incur in 2023 and annually thereafter. Reimbursement for these services would be taxable income to you.
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As a senior executive, you are eligible for a company-paid annual physical and will be able to select the medical institution or facility for the physical. AWI will provide full reimbursement.

Individual Separation Agreement

You will be eligible to receive an individual separation agreement, subject to Board approval. AWI will provide a severance payment equal to one and half times the sum of base salary and target bonus in the event of an involuntary termination without Cause as defined below.

In the event of a change in control (CIC) as defined in the agreement, the agreement will extend for two years from the date of the CIC event. Severance benefits will equate to two times the sum of base salary and target bonus. Health, disability, and life insurance benefits would continue in accordance with the terms of each plan until the earlier of two years following your termination of employment, or until eligible for benefits from a new employer.

All severance benefits are conditioned upon your execution of an AWI approved release of your existing rights and claims against AWI in a form provide by AWI and compliance with restrictive covenants.

Paid Time Off

AWI observes a total of eleven holidays. Depending on your actual work location, one of these is considered a personal holiday that can be used for paid time off in addition to your vacation. You must be employed by June 30 to be eligible for the personal holiday in your first year.

You will qualify for five (5) weeks of vacation, pro-rated for that portion of time that you're employed in this calendar year. We are crediting you with 10 years of service for future vacation eligibility.

Vacation Buy Program: Employees hired before October 1 are eligible to purchase up to five days of vacation in the first calendar year (i.e., from hire date to December 31). Discuss your vacation purchase plans with your manager prior to completing the form. Employees hired on or after October 1 are not eligible but are eligible beginning January 1 of the next calendar year.

Relocation

As part of Armstrong's commitment to recruiting talented individuals, we provide relocation assistance and reimbursement. We are pleased to offer relocation benefits in accordance with our Relocation Policy, which is based on your current housing situation (homeowner, renter, or college hire). Armstrong has partnered with Weichert Workforce Mobility (Weichert) to assist us in coordinating your relocation quickly and efficiently. The appropriate Relocation Policy will be sent to you in a separate correspondence. These relocation benefits are available through one year after start date.

Offer Contingencies

This offer of employment is contingent upon the following conditions. You must pass or complete all of the following in order to be employed by AWI.

1.
Passing the Background Verifications and Drug Tests.

You must successfully complete a drug screening test and the background checks. Within 24 hours of accepting this offer, our background checking vendor, First Advantage, will contact you via your email account, with instructions for authorizing a background check and your drug test. Any sample provided in connection with your pre-employment drug screening that is identified as 'tampered with' or otherwise does not meet the requirements of the drug testing facility will result in the offer of employment being withdrawn and will not be retested.

Please note that you must satisfy the drug test requirement prior to your first day of employment. We require that within 72 hours of accepting this offer, you visit the drug collection site designated by our vendor, First Advantage.

2.
Definition of Cause

"Cause" means (1) conviction of a felony or a crime involving moral turpitude; (2) fraud, dishonesty, misrepresentation, theft or misappropriation of funds with respect to the Company; (3) violation of the Company’s Code of Conduct or employment policies, as in effect from time to time; (4) breach of any written noncompetition, confidentiality or non-solicitation covenant with respect to the Company; or (5) gross misconduct in the performance of your duties with the Company.

3.
Providing Proof of Your Right to Work in the United States.

You will be required to show proof of your right to work in the United States of America within three days of your start date. Examples of suitable documentation are a current United States passport, a state issued driver's license or I.D. card with a photograph and an original social security card, a state-issued driver's license or I.D. card with a photograph and a birth certificate issued by the state, county, or other municipality.

4.
Agreement to the AWI Terms and Conditions.

This offer requires that you agree to the "Armstrong World Industries Inc., Statement of US Employment Terms and Conditions" found at the end of this letter. In accepting this offer, you agree that you have relied only on the terms defined in this offer and linked documents.

Please acknowledge your acceptance of this offer no later than TBD, completing the Acceptance Confirmation section found below and returning the signed letter.

I am pleased to confirm this employment offer to you. I look forward to the opportunity of working with you at Armstrong World Industries. Should you have any questions, please do not hesitate to give me a call.

Sincerely,

/s/ Victor D. Grizzle

Victor D. Grizzle

President and Chief Executive Officer

ACCEPTANCE CONFIRMATION

I accept this offer of employment with Armstrong World Industries Inc., in accordance with the Terms and Conditions in this letter.

Name: Monica M Maheshwari

Signature:\//s/ Monica M Maheshwari

Date Accepted:\ds1\1/22/23

Planned Start Date:\sd1\March 1, 2023